Exhibit 99.1

• • • • • •	JDA Software Group, Inc. NEWS RELEASE	JDA Investor Relations Contacts:
Kristen L. Magnuson, Executive Vice President & Chief
Financial Officer, JDA Software Group, Inc.
Tel: 480-308-3000

Lawrence Delaney, Jr., The Berlin Group
Tel: 714-734-5000; larry@berlingroup.com

JDA Software Reports Record Results in 2007 with 35% Annual Revenue Growth
Record Revenue, Strong Software Sales in Q4 2007 Help JDA End Year with Annual Revenue of $374 Million and Annual GAAP Earnings Increase of $27 Million
Scottsdale, Ariz. — January 28, 2008 — JDA® Software Group, Inc. today announced financial results for the fourth quarter and full year ended December 31, 2007. JDA reported record total revenues of $98.5 million and software revenue of $22.4 million for fourth quarter 2007, compared to total revenues of $88.6 million and software revenue of $17.7 million in fourth quarter 2006. The Manugistics acquisition, which closed on July 5, 2006, represented $43.4 million of total revenues during fourth quarter 2007 and included $6.4 million of software revenue.
     JDA reported adjusted non-GAAP earnings for fourth quarter 2007 of $0.35 per share, which excluded amortization of acquired software technology and intangibles, restructuring charges and adjustments to acquisition-related reserves and stock-based compensation, as compared to adjusted non-GAAP earnings per share of $0.20 for fourth quarter 2006, which excluded amortization of acquired software technology and intangibles, restructuring charges and adjustments to acquisition-related reserves, stock-based compensation, adjustments to increase the carrying value of Series B Preferred Stock to its redemption value, one-time charges related to the discontinuance and replacement of the Portfolio Replenishment Optimization (PRO) software application and impairment charges. The Company reported GAAP net income for fourth quarter 2007 of $8.0 million or $0.22 per share, as compared to a GAAP net loss of ($0.06) per share in fourth quarter 2006. JDA reported adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) of $22.9 million for fourth quarter 2007, compared to $15.8 million for fourth quarter 2006.
     “Our strong performance in fourth quarter 2007 provided the perfect finish to a record year for JDA. In fact we saw double-digit revenue growth in FY2007, representing a nearly $100 million increase over 2006, along with a $27 million increase in GAAP earnings,” said JDA CEO Hamish Brewer. “Software sales grew 50% in 2007 over 2006 and in the fourth quarter all three regions delivered both year-over-year and quarter-over-quarter sales growth; business is humming at JDA.”
     “Market demand for our comprehensive product line continues to intensify among existing and new customers across every industry. We just returned from the year’s largest retail trade show, the National Retail Federation’s Big Show, and have tallied a record number of leads to add to our already promising pipeline. We are excited to leverage our success and market momentum into 2008,” added Brewer.
     Hamish Brewer and Kristen L. Magnuson, JDA’s Executive Vice President and CFO, will provide guidance for 2008 during JDA’s scheduled conference call.
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Fourth Quarter 2007 Highlights
•	Software License Sales Increase in Every Region: Signing 72 new software license contracts, including five deals that exceeded $1.0 million, JDA achieved its second best quarter for software license revenue in the Company’s history. JDA’s worldwide software sales increased by 27% in fourth quarter 2007 compared to fourth quarter 2006 and by 45% compared to third quarter 2007.
•	In the Americas, JDA closed $12.0 million in software sales in fourth quarter 2007, compared to $11.1 million closed in fourth quarter 2006. The regional results include software transactions with Americas customers including the following in the U.S.: Cabela’s, Inc., Elemica, Inc., Modell’s Sporting Goods, Nash Finch Company and Next Day Gourmet, Inc.; in Latin America: Almacenes Exito, S.A. and Por Distincion S.A. de C.V.; and in Canada: Federated Cooperatives.

•	JDA’s EMEA region increased software sales by 30% to $7.5 million in fourth quarter 2007, compared to $5.7 million in fourth quarter 2006. New customers based in EMEA include Dahl International AB, Engrotus D.O.O., Intersport Sverige AB, Kellogg Marketing & Sales Company Ltd. Musgrave Group, PLC, National Express East Coast, Thales Information Systems Limited and Unicoop Firenze S.C.R.L. The EMEA team also hosted a highly successful annual customer event, JDA Connect, during the quarter that attracted approximately 200 participants.

•	JDA’s Asia Pacific region increased software sales by 216% to $2.9 million in fourth quarter 2007, compared to $926,000 in fourth quarter 2006. Significant wins in this region include AEON Group and Paccar Australia, Pty. Ltd.
•	JDA ended fourth quarter 2007 with $95.3 million in cash after paying off an additional $2.0 million of debt, leaving a debt balance of $99.6 million at December 31, 2007. This compares to $53.6 million in cash and $141.1 million in debt at December 31, 2006. DSOs were 68 days at the end of fourth quarter compared to 68 days at the end of third quarter 2007 and 81 days at the end of fourth quarter 2006. Cash flow from operations was $16.0 million in fourth quarter 2007 compared to $3.0 million in fourth quarter 2006.
Twelve Month Results for 2007
     For the twelve months ended December 31, 2007, total revenue increased 35% to $373.6 million compared to $277.5 million for 2006. JDA increased software revenue in 2007 by 50% over prior year to $73.6 million. The Company generated 28% organic growth in software license sales in 2007, including 30% from JDA core products and 18% from the acquired Manugistics products. Maintenance and service revenues increased 38% and 23% to $178.2 million and $121.8 million, respectively, in 2007 compared to 2006.
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     JDA reported adjusted non-GAAP earnings for the 12 months ended December 31, 2007 of $1.33 per share, which excluded amortization of acquired software technology and intangibles, restructuring charges and adjustments to acquisition-related reserves, stock-based compensation and a gain on the sale of an office facility, as compared to adjusted non-GAAP earnings per share of $0.58 for the 12 months ended December 31 2006, which excluded amortization of acquired software technology and intangibles, restructuring charges and adjustments to acquisition-related reserves, stock-based compensation, adjustments to increase the carrying value of Series B Preferred Stock to its redemption value, one-time charges related to the discontinuance and replacement of the Portfolio Replenishment Optimization (PRO) software application and impairment charges.
     JDA reported GAAP net income for the twelve months ended December 31, 2007 of $26.5 million or $0.76 per share, as compared to a GAAP net loss applicable to common shareholders of $(0.39) per share in the 12 months ended December 31, 2006. JDA reported adjusted EBITDA of $88.7 million for 12 months ended December 31, 2007, compared to $40.6 million for the 12 months ended December 31, 2006. Cash flow from operations increased 418% to $79.7 million in 2007 compared to $15.4 million in 2006.
JDA Earnings Conference Call Information
     JDA will host a conference call at 4:45 p.m. Eastern time today to discuss earnings results for its fourth quarter ended December 31, 2007. To participate in the call, dial 1-800-762-8779 (United States) or 1-480-248-5081 (International) and ask the operator for the “JDA Software Group, Inc. Fourth Quarter 2007 Earnings.” A replay of the conference call will begin Monday, January 28, 2008 at 7:45 pm (Eastern) and will end on Thursday, February 28, 2008 at 11:59 am (Eastern). You can hear the replay by dialing 1-800-406-7325 (United States) or 1-303-590-3030 (International) using the following PIN to access: 3828016.
     To participate in the webcast of the call, visit the following web page at the time of the conference call: http://viavid.net/dce.aspx?sid=000049F6. A replay of the Web cast will be available approximately five minutes after the conclusion of the event.
About JDA Software Group, Inc.
     JDA® Software Group, Inc. (NASDAQ: JDAS) is focused on helping companies realize real supply chain and revenue management results — fast. JDA Software delivers integrated merchandising as well as supply chain and revenue management planning, execution and optimization solutions for the consumer-driven supply chain and services industries. Through its industry leading solutions, leading manufacturers, distributors, retailers and services companies around the world are growing their businesses with greater predictability and more profitably. For more information on JDA Software, visit www.jda.com or contact us at info@jda.com or call +1.800.479.7382.

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This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally accompanied by words such as “will,” and “expect” and other words with forward-looking connotations. In this press release, such forward-looking statements include, without limitation, the following statements by Mr. Brewer: (i) that market demand for our comprehensive product line continues to intensify among existing and new customers across every industry; (ii) that leads generated from the recent National Retail Federation’s Big Show will provide increased opportunities in our sales pipeline; and, (iii) that we can leverage our success and market momentum into 2008. The occurrence of future events may involve a number of risks and uncertainties, including, but not limited to: (a) the difficulty in identifying and realizing material synergies from our Manugistics acquisition, particularly since the acquisition occurred five quarters ago; (b) the difficulty of predicting demand for our software products and services, including the size and timing of individual contracts and our ability to recognize revenue with respect to contracts signed in a given quarter, particularly with respect to our larger customers; (c) the risk that macroeconomic concerns may cause our customers to delay or refrain from purchasing our products and services; and (d) other risks detailed from time to time in the “Risk Factors” section of our filings with the Securities and Exchange Commission. Additional information relating to the uncertainty affecting our business is contained in our filings with the SEC. As a result of these and other risks, actual results may differ materially from those predicted. JDA is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
Use of Non-GAAP Financial Information
     This press release and the related conference call contain non-GAAP financial measures. In evaluating the Company’s performance, management uses certain non-GAAP financial measures to supplement consolidated financial statements prepared under GAAP. Management’s presentation of non-GAAP financial measures is intended to be supplemental in nature and should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.
Use and Economic Substance of Non-GAAP Financial Measures Used by JDA
     The Company uses non-GAAP measures of performance, including adjusted operating income, EBITDA (earnings before interest, taxes, depreciation and amortization) and earnings per share, in its public statements. Management uses, and chooses to disclose, these non-GAAP financial measures because (i) such measures provide an additional analytical tool to clarify the Company’s results from operations and help the Company to identify underlying trends in its results of operations; (ii) the Company uses non-GAAP earnings measures, including EBITDA, as a measure of profitability because such measures help the Company compare its performance on a consistent basis across time periods; and (iii) these non-GAAP measures are employed by the Company’s management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting. The Company also internally uses adjusted EBITDA measures for determining (a) compliance with certain financial covenants in its credit agreement and (b) executive and employee compensation. Set forth below are additional reasons why specific items are excluded from the Company’s non-GAAP financial measures:
•	Amortization charges for acquired technology are excluded because they result from prior acquisitions, rather than ongoing operations, and absent additional acquisitions, are expected to decline over time.

•	We exclude amortization of intangibles because they are non-cash expenses, and while tangible and intangible assets support our business, we do not believe the related amortization costs are directly attributable to the operating performance of our business.

•	Restructuring charges and adjustments to acquisition-related reserves are significant non-routine expenses that cannot be predicted and typically relate to a change in our business model or to a change in our estimate of the costs to complete a plan to exist an activity of an acquired company. The exclusion of these charges promotes period-to-period comparisons and transparency. Such charges are primarily related to severance costs and/or the disposition of excess facilities driven by the changes to our business model.

•	Stock-based compensation is not an expense that typically requires or will require cash settlement by the Company.

•	Sales of office facilities are non-routine transactions, not directly related to our core business of selling software and related services and hardware.

•	Adjustments to increase the carrying value of Series B Preferred Stock to its redemption value and record a change in the fair value of a related conversion feature are non-routine transactions, not directly related to our core business of selling software and related services and hardware.

•	We exclude charges for the discontinuance and replacement of the PRO application as they are a significant non-recurring expense. The exclusion of these charges promotes period-to-period comparisons and transparency.
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•	Impairment charges are non-routine expenses that cannot be predicted. . The exclusion of these charges promotes period-to-period comparisons and transparency.
Material Limitations (and Compensation thereof) Associated with the Use of Non-GAAP Financial Measures
     Non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the Company’s GAAP results. In the future, the Company expects to continue reporting non-GAAP financial measures excluding items described above and the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above. Accordingly, exclusion of these and other similar items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring.
     Some of the limitations in relying on non-GAAP financial measures are:
•	Amortization of acquired technology and intangibles, though not directly affecting our current cash position, represent the loss in value as the technology in our industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry which is addressed through our research and development program.

•	The Company may engage in acquisition transactions in the future. In addition, we incur other restructuring charges from time to time when necessary to adjust our business model. Restructuring related charges may therefore continue to be incurred and should not be viewed as non-recurring.

•	Stock-based compensation is an important component of our incentive compensation arrangements and will be reflected as expenses in our GAAP results for the foreseeable future under SFAS 123R.

•	Other companies, including other companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure.
     We compensate for these limitations by relying primarily on our GAAP results and using non-GAAP financial measures only supplementally. We also provide reconciliations of each non-GAAP financial measure to our most directly comparable GAAP measure, and we encourage investors to review carefully those reconciliations.
Usefulness of Non-GAAP Financial Measures to Investors
     The Company believes that the presentation of these non-GAAP financial measures is warranted for several reasons. First, such non-GAAP financial measures provide investors and management an additional analytical tool for understanding the Company’s financial performance by excluding the impact of items which may obscure trends in the core operating performance of the business. Second, since the Company has historically reported non-GAAP results to the investment community, the Company believes the inclusion of non-GAAP numbers provides consistency and enhances investors’ ability to compare the Company’s performance across financial reporting periods.
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JDA SOFTWARE GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	December 31,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$95,288	$53,559
Accounts receivable, net	74,659	79,491
Deferred tax asset	9,441	16,736
Prepaid expenses and other current assets	15,925	17,011

Total current assets	195,313	166,797

Non-Current Assets:
Property and equipment, net	44,858	48,391
Goodwill	135,354	145,976
Other Intangibles, net:
Customer lists	144,344	158,519
Acquired software technology	29,437	35,814
Trademarks	3,013	4,691
Deferred tax asset	69,224	54,164
Other non-current assets	9,445	10,392

Total non-current assets	435,675	457,947

Total Assets	$630,988	$624,744

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,559	$4,843
Accrued expenses and other liabilities	48,559	47,183
Income tax payable	10,625	3,725
Current portion of long-term debt	1,750	3,281
Deferred revenue	67,530	66,662

Total current liabilities	132,023	125,694

Non-Current Liabilities:
Long-term debt	97,813	137,813
Accrued exit and disposal obligations	11,797	20,885
Liability for uncertain tax positions	3,559	—

Total non-current liabilities	113,169	158,698

Total Liabilities	245,192	284,392

Redeemable Preferred Stock	50,000	50,000

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 2,000,000 shares; none issued or outstanding	—	—
Common stock, $.01 par value; authorized, 50,000,000 shares; issued 31,378,768 and 30,569,447 shares, respectively	314	305
Additional paid-in capital	295,694	275,705
Deferred compensation	(3,526)	(904)
Retained earnings	53,144	27,628
Accumulated other comprehensive loss	3,814	1,018

	349,440	303,752
Less treasury stock, at cost, 1,189,269 and 1,176,588 shares, respectively	(13,644)	(13,400)

Total stockholders’ equity	335,796	290,352

Total liabilities and stockholders’ equity	$630,988	$624,744

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JDA SOFTWARE GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Revenues:
Software licenses	$22,440	$17,734	$73,599	$48,971
Maintenance services	47,006	43,041	178,198	129,290

Product revenues	69,446	60,775	251,797	178,261

Consulting services	26,187	24,940	110,893	90,085
Reimbursed expenses	2,830	2,934	10,885	9,121

Service revenues	29,017	27,874	121,778	99,206

Total revenues	98,463	88,649	373,575	277,467

Cost of Revenues:
Cost of software licenses	668	652	2,499	2,005
Amortization of acquired software technology	1,502	1,941	6,377	6,226
Cost of maintenance services	11,254	9,764	45,242	31,793

Cost of product revenues	13,424	12,357	54,118	40,024

Cost of consulting services	20,515	18,563	83,131	65,828
Reimbursed expenses	2,830	2,934	10,885	9,121

Cost of service revenues	23,345	21,497	94,016	74,949

Total cost of revenues	36,769	33,854	148,134	114,973

Gross Profit	61,694	54,795	225,441	162,494

Operating Expenses:
Product development	13,456	17,441	51,173	56,262
Sales and marketing	18,318	17,086	63,154	48,153
General and administrative	12,906	10,899	44,405	34,803
Amortization of intangibles	3,963	4,232	15,852	9,556
Restructuring charges and adjustments to acquisition reserves	(68)	2,243	6,208	6,225
Loss on impairment of trademark	—	200	—	200
Gain on sale of office facility	—	—	(4,128)	—

Total operating expenses	48,575	52,101	176,664	155,199

Operating Income	13,119	2,694	48,777	7,295
Interest expense and amortization of loan fees	(2,454)	(3,498)	(11,836)	(7,645)
Interest income and other, net	1,056	722	3,476	3,857
Change in fair value of Series B Preferred Stock conversion feature	—	(2,017)	—	(3,086)

Income (Loss) Before Income Taxes	11,721	(2,099)	40,417	421
Income tax (provision) benefit	(3,746)	239	(13,895)	(867)

Net Income (Loss)	7,975	(1,860)	26,522	(446)
Adjustment to increase the carrying amount of the Series B Preferred Stock to its redemption value	—	—	—	(10,898)

Income (Loss) Applicable To Common Shareholders	$7,975	$(1,860)	$26,522	$(11,344)

Basic Earnings (Loss) Per Share Applicable to Common Shareholders	$.24	$(.06)	$.79	$(.39)

Diluted Earnings (Loss) Per Share Applicable to Common Shareholders	$.22	$(.06)	$.76	$(.39)

Shares Used To Compute:
Basic Earnings (Loss) Per Share Applicable to Common Shareholders	33,744	29,384	33,393	29,232

Diluted Earnings (loss) Per Share Applicable to Common Shareholders	35,654	29,384	34,740	29,232

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JDA SOFTWARE GROUP, INC.
NON-GAAP MEASURES OF PERFORMANCE
(In thousands, except share data, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
NON-GAAP OPERATING INCOME AND ADJUSTED EBITDA

Operating income (GAAP BASIS)	$13,119	$2,694	$48,777	$7,295

Adjustments for non-GAAP measures of performance:

Add back amortization of acquired software technology	1,502	1,941	6,377	6,226
Add back amortization of intangibles	3,963	4,232	15,852	9,556
Add back restructuring charges and adjustments to acquisition reserves	(68)	2,243	6,208	6,225
Add back stock-based compensation	2,019	131	6,191	660
Add back impairment charges	—	200	—	200
Add back charges for discontinuance of PRO application	—	1,823	—	1,823
Less gain on sale of office facility	—	—	(4,128)	—

Adjusted non-GAAP operating income	$20,535	$13,264	$79,277	$31,985

Add back depreciation	2,412	2,581	9,416	8,651

Adjusted EBITDA (Earnings before interest, taxes, depreciation and amortization)	$22,947	$15,845	$88,693	$40,636

NON-GAAP OPERATING INCOME AND AJDUSTED EBITDA, as a percentage of revenue

Operating income (loss) (GAAP BASIS)	13%	3%	13%	3%

Adjustments for non-GAAP measures of performance:

Amortization of acquired software technology	2%	2%	2%	2%
Amortization of intangibles	4%	5%	4%	4%
Restructuring charges and adjustments to acquisition reserves	—%	3%	2%	2%
Stock-based compensation	2%	—%	2%	—%
Impairment charges	—%	—%	—%	—%
Charges for discontinuance of PRO application	—%	2%	—%	1%
Gain on sale of office facility	—%	—%	(1)%	—%

Adjusted non-GAAP operating income	21%	15%	22%	12%

Depreciation	2%	3%	2%	3%

Adjusted EBITDA (Earnings before interest, taxes, depreciation and amortization	23%	18%	24%	15%

NON-GAAP EARNINGS PER SHARE

Income (loss) before income taxes	$11,721	$(2,099)	$40,417	$421
Amortization of acquired software technology	1,502	1,941	6,377	6,226
Amortization of intangibles	3,963	4,232	15,852	9,556
Restructuring charges and adjustments to acquisition reserves	(68)	2,243	6,208	6,225
Stock-based compensation	2,019	131	6,191	660
Change is fair value of Series B preferred stock redemption feature	—	2,017	—	3,086
Charges for discontinuance and replacement of PRO application	—	1,823	—	1,823
Impairment charges	—	200	—	200
Gain on sale of office facility	—	—	(4,128)	—

Adjusted income before income taxes	19,137	10,488	70,917	28,197
Adjusted income tax expense	6,698	3,671	24,821	9,869

Adjusted net income	$12,439	$6,817	$46,096	$18,328

Adjusted non-GAAP diluted earnings per share	$0.35	$0.20	$1.33	$0.58

Shares used to compute non-GAAP diluted earnings per share	35,654	33,481	34,740	31,539

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	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

CASH FLOW INFORMATION

Net cash provided by operating activities	$16,038	$2,927	$79,707	$15,402

Net cash used in investing activities:
Purchase of Manugistics Group, Inc., net of cash acquired	$—	$—	$—	$(72,886)
Payment of direct costs related to acquisitions	(1,273)	(3,031)	(7,606)	(6,683)
Purchase of property and equipment	(2,269)	(3,991)	(7,408)	(8,049)
Proceeds from disposal of property and equipment	7	25	6,856	132
Net sales and maturities of marketable securities	—	—	—	40,434
Payments received on promissory note receivable	—	—	—	1,213

	$(3,535)	$(6,997)	$(8,158)	$(45,839)

Net cash provided by financing activities:
Issuance of Series B convertible preferred stock	$—	$—	$—	$50,000
Borrowings under term loan agreement and debt costs	—	—	—	175,000
Payment of loan origination fees	—	—	—	(6,576)
Principal payments on term loan agreement	(437)	(437)	(40,000)	(35,437)
Repayment of convertible debt and capital lease obligations	(1,531)	(15)	(1,531)	(174,515)
Purchase of treasury stock	(85)	(24)	(244)	(189)
Issuance of common stock under equity plans and other, net	3,040	615	11,185	3,069

	$987	$139	$(30,590)	$11,352

JDA Software Group, Inc.
14400 N. 87th Street
Scottsdale, AZ 85260